CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated December 28, 2023, relating to the financial statements and financial highlights, which appears in Knights of Columbus U.S All Cap Index Fund’s Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 30, 2024